EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2024 RESULTS

	Three months ended
	March 31,	December 31,	Sequential
	2024	2023	change
(In millions, except per share amounts and backlog)
Contract drilling revenues	$763	$741	$22
Adjusted contract drilling revenues	$767	$748	$19
Revenue efficiency (1)	92.9%	97.0%	(4.1)%
Operating and maintenance expense	$523	$569	$(46)
Net income (loss) attributable to controlling interest	$98	$(104)	$202
Diluted earnings (loss) per share	$0.11	$(0.13)	$0.24

Adjusted EBITDA	$199	$122	$77
Adjusted EBITDA margin	26.0%	16.3%	9.7%
Adjusted net loss	$(22)	$(74)	$52
Adjusted diluted loss per share	$(0.03)	$(0.09)	$0.06

Backlog as of the April 2024 Fleet Status Report	$8.9	billion

STEINHAUSEN, Switzerland—April 29, 2024—Transocean Ltd. (NYSE: RIG) today reported a net income attributable to controlling interest of $98 million, $0.11 per diluted share, for the three months ended March 31, 2024.

First quarter results included net favorable items of $120 million, $0.14 per diluted share, primarily due to $121 million discrete tax items, net.

After consideration of these net favorable items, first quarter 2024 adjusted net loss was $22 million, $0.03 per diluted share.

Contract drilling revenues for the three months ended March 31, 2024, increased sequentially by $22 million to $763 million, primarily due to increased activity for rigs that returned to work or were fully active this quarter after undergoing contract preparation, higher dayrate and higher reimbursable revenue. This was partially offset by lower revenue efficiency across the fleet, particularly on Deepwater Titan which experienced significant unscheduled downtime related to its blowout preventer, and one less day in the quarter. Deepwater Titan has since resumed dayrate operations.

Contract intangible amortization represented a non-cash revenue reduction of $4 million, compared to $7 million in the prior quarter. The contract intangible assets are now fully amortized.

Operating and maintenance expense was $523 million, compared with $569 million in the prior quarter. The sequential decrease was primarily due to cost savings on rigs that were idle in the first quarter, reduced contract preparation expenses, and lower in-service maintenance cost on the operating fleet. This was partially offset by higher reimbursed expenses.

After consideration of the favorable adjustment of $10 million and $145 million in the first and fourth quarter, respectively, for the fair value of the bifurcated exchange feature related to the 4.625% exchangeable bonds, interest expense net of capitalized amounts was $127 million, compared to $142 million in the prior period. Interest income was $15 million, compared to $10 million in the previous quarter.

The Effective Tax Rate(2) was 206.0%, up from (25.0)% in the prior quarter. The increase was primarily due to changes in deferred taxes related to rig ownership changes, rig movement and contract expirations across multiple jurisdictions. The Effective Tax Rate excluding discrete items was 76.9% compared to (30.0)% in the previous quarter.

Cash used in operating activities was $86 million during the first quarter of 2024, representing a decrease of $184 million compared to cash provided by operations in the prior quarter. The sequential decrease was primarily due to increased payments that regularly occur in the first quarter of each year for payroll-related costs and interest expense.

First quarter 2024 capital expenditures of $83 million were primarily associated with the newbuild ultra-deepwater drillship Deepwater Aquila. This compares with $220 million in the prior quarter.

“Over the first months of 2024, Transocean has achieved some fairly significant milestones. First, we secured a 365-day extension on Deepwater Asgard at a rate of $505,000 per day, once again demonstrating the sustained tightness in the high-specification floater market as well as Transocean’s ability to command industry-leading dayrates,” said Chief Executive Officer Jeremy Thigpen. “Additionally, earlier this month we finalized a $1.8 billion debt refinancing transaction, enabling us to improve near-term liquidity and start the process of simplifying our balance sheet. We also completed the extension of our revolving credit facility to mid-2028, further enhancing our financial flexibility.”

Thigpen concluded, “Looking ahead, we remain encouraged by the demand outlook and expect to see numerous long-term contracts awarded over the next several months. As we work to secure those contracts, we will remain acutely focused on operational execution across our fleet, as we endeavor to maximize the conversion of our industry-leading backlog to cash.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). We believe certain financial measures, such as Adjusted Contract Drilling Revenues, EBITDA, Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 36 mobile offshore drilling units, consisting of 28 ultra-deepwater floaters and eight harsh environment floaters. In addition, Transocean is constructing one ultra-deepwater drillship.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 3 p.m. CEST, on Tuesday, April 30, 2024, to discuss the results. To participate, dial +1 785-424-1222 and refer to conference code 102568 approximately 15 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 6 p.m. CEST, on Tuesday, April 30, 2024. The replay, which will be archived for approximately 30 days, can be accessed at +1 402-220-0669, passcode 102568. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the fluctuation of current and future prices of oil and gas, the global and regional supply and demand for oil and gas, the intention to scrap certain drilling rigs, the success of our business following prior acquisitions, the effects of the spread of and mitigation efforts by governments, businesses and individuals related to contagious illnesses, and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2023, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)	Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations. See the accompanying schedule entitled “Revenue Efficiency.”

(2)	Effective Tax Rate is defined as income tax expense or benefit divided by income or loss before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contact:

Alison Johnson

+1 713-232-7214

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2024	2023

Contract drilling revenues	$763	$649

Costs and expenses
Operating and maintenance	523	409
Depreciation and amortization	185	182
General and administrative	52	45
	760	636

Loss on disposal of assets, net	(6)	(170)
Operating loss	(3)	(157)

Other income (expense), net
Interest income	15	19
Interest expense, net of amounts capitalized	(117)	(249)
Loss on retirement of debt	—	(32)
Other, net	12	5
	(90)	(257)
Loss before income tax expense (benefit)	(93)	(414)
Income tax expense (benefit)	(191)	51

Net income (loss)	98	(465)
Net income attributable to noncontrolling interest	—	—
Net income (loss) attributable to controlling interest	$98	$(465)

Earnings (loss) per share
Basic	$0.12	$(0.64)
Diluted	$0.11	$(0.64)

Weighted-average shares outstanding
Basic	819	728
Diluted	955	728

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$446	$762
Accounts receivable, net of allowance of $2 at March 31, 2024 and December 31, 2023	585	512
Materials and supplies, net of allowance of $202 and $198 at March 31, 2024 and December 31, 2023, respectively	437	426
Restricted cash and cash equivalents	270	233
Other current assets	133	193
Total current assets	1,871	2,126

Property and equipment	23,948	23,875
Less accumulated depreciation	(7,093)	(6,934)
Property and equipment, net	16,855	16,941
Contract intangible assets	—	4
Deferred tax assets, net	45	44
Other assets	1,166	1,139
Total assets	$19,937	$20,254

Liabilities and equity
Accounts payable	$301	$323
Accrued income taxes	2	23
Debt due within one year	463	370
Other current liabilities	619	681
Total current liabilities	1,385	1,397

Long-term debt	6,802	7,043
Deferred tax liabilities, net	377	540
Other long-term liabilities	851	858
Total long-term liabilities	8,030	8,441

Commitments and contingencies

Shares, CHF 0.10 par value, 1,022,394,549 authorized, 141,262,093 conditionally authorized, 862,815,858 issued and 819,579,665 outstanding at March 31, 2024, and 1,021,294,549 authorized, 142,362,093 conditionally
authorized, 843,715,858 issued and 809,030,846 outstanding at December 31, 2023	82	81
Additional paid-in capital	14,553	14,544
Accumulated deficit	(3,935)	(4,033)
Accumulated other comprehensive loss	(179)	(177)
Total controlling interest shareholders’ equity	10,521	10,415
Noncontrolling interest	1	1
Total equity	10,522	10,416
Total liabilities and equity	$19,937	$20,254

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2024	2023
Cash flows from operating activities
Net income (loss)	$98	$(465)
Adjustments to reconcile to net cash used in operating activities:
Amortization of contract intangible asset	4	18
Depreciation and amortization	185	182
Share-based compensation expense	11	9
Loss on impairment of investment in unconsolidated affiliate	1	—
Loss on disposal of assets, net	6	170
Fair value adjustment to bifurcated compound exchange feature	(10)	133
Amortization of debt-related balances, net	13	13
Loss on retirement of debt	—	32
Deferred income tax expense (benefit)	(164)	36
Other, net	4	14
Changes in deferred revenues, net	77	6
Changes in deferred costs, net	(38)	(24)
Changes in other operating assets and liabilities, net	(273)	(171)
Net cash used in operating activities	(86)	(47)

Cash flows from investing activities
Capital expenditures	(83)	(81)
Investment in loan to unconsolidated affiliate	(2)	—
Investment in equity of unconsolidated affiliate	—	(10)
Proceeds from disposal of assets, net	44	1
Net cash used in investing activities	(41)	(90)

Cash flows from financing activities
Repayments of debt	(151)	(1,564)
Proceeds from issuance of debt, net of issue costs	—	1,665
Other, net	(1)	—
Net cash provided by (used in) financing activities	(152)	101

Net decrease in unrestricted and restricted cash and cash equivalents	(279)	(36)
Unrestricted and restricted cash and cash equivalents, beginning of period	995	991
Unrestricted and restricted cash and cash equivalents, end of period	$716	$955

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	March 31,	December 31	March 31,
Contract Drilling Revenues (in millions)	2024	2023	2023
Ultra-deepwater floaters	$569	$536	$484
Harsh environment floaters	194	205	165
Total contract drilling revenues	$763	$741	$649

	Three months ended
	March 31,	December 31	March 31,
Average Daily Revenue (1)	2024	2023	2023
Ultra-deepwater floaters	$422,900	$432,100	$360,000
Harsh environment floaters	367,900	354,700	376,000
Total fleet average daily revenue	$408,200	$407,800	$364,100

	Three months ended
	March 31,	December 31	March 31,
Utilization (2)	2024	2023	2023
Ultra-deepwater floaters	51.2%	46.8%	52.5%
Harsh environment floaters	62.0%	66.7%	50.1%
Total fleet average rig utilization	53.7%	51.6%	51.9%

	Three months ended
	March 31,	December 31	March 31,
Revenue Efficiency (3)	2024	2023	2023
Ultra-deepwater floaters	92.7%	96.8%	97.4%
Harsh environment floaters	93.3%	97.6%	98.7%
Total fleet average revenue efficiency	92.9%	97.0%	97.8%

(1) Average daily revenue is defined as operating revenues, excluding revenues for contract terminations, reimbursements and contract intangible amortization, earned per operating day. An operating day is defined as a day for which a rig is contracted to earn a dayrate during the firm contract period after operations commence.

(2) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(in millions, except per share data)

YTD
03/31/24
Adjusted Net Loss
Net income attributable to controlling interest, as reported	$98
Loss on impairment of investment in unconsolidated affiliate	1
Discrete tax items	(121)
Net loss, as adjusted	$(22)

Adjusted Diluted Loss Per Share:
Diluted earnings per share, as reported	$0.11
Loss on impairment of investment in unconsolidated affiliate	—
Discrete tax items	(0.14)
Diluted loss per share, as adjusted	$(0.03)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/23	12/31/23	09/30/23	09/30/23	06/30/23	06/30/23	03/31/23
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(954)	$(104)	$(850)	$(220)	$(630)	$(165)	$(465)
Loss on impairment of assets	57	(1)	58	5	53	53	—
Loss on disposal of assets, net	169	—	169	—	169	—	169
Loss on impairment of investment in unconsolidated affiliate	5	5	—	—	—	—	—
Loss on conversion of debt to equity	27	24	3	—	3	3	—
(Gain) loss on retirement of debt	31	(1)	32	—	32	—	32
Discrete tax items	(74)	3	(77)	(65)	(12)	(1)	(11)
Net loss, as adjusted	$(739)	$(74)	$(665)	$(280)	$(385)	$(110)	$(275)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(1.24)	$(0.13)	$(1.13)	$(0.28)	$(0.85)	$(0.22)	$(0.64)
Loss on impairment of assets	0.07	—	0.08	0.01	0.07	0.07	—
Loss on disposal of assets, net	0.22	—	0.23	—	0.23	—	0.23
Loss on impairment of investment in unconsolidated affiliate	0.01	0.01	—	—	—	—	—
Loss on conversion of debt to equity	0.04	0.03	—	—	—	—	—
(Gain) loss on retirement of debt	0.04	—	0.04	—	0.04	—	0.04
Discrete tax items	(0.10)	—	(0.10)	(0.09)	(0.01)	—	(0.01)
Diluted loss per share, as adjusted	$(0.96)	$(0.09)	$(0.88)	$(0.36)	$(0.52)	$(0.15)	$(0.38)

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED CONTRACT DRILLING REVENUES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(in millions, except percentages)

YTD
03/31/24

Contract drilling revenues	$763
Contract intangible asset amortization	4
Adjusted Contract Drilling Revenues	$767

Net income	$98
Interest expense, net of interest income	102
Income tax benefit	(191)
Depreciation and amortization	185
Contract intangible asset amortization	4
EBITDA	198

Loss on impairment of investment in unconsolidated affiliate	1
Adjusted EBITDA	$199

Profit margin	12.9%
EBITDA margin	25.8%
Adjusted EBITDA margin	26.0%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/23	12/31/23	09/30/23	09/30/23	06/30/23	06/30/23	03/31/23

Contract drilling revenues	$2,832	$741	$2,091	$713	$1,378	$729	$649
Contract intangible asset amortization	52	7	45	8	37	19	18
Adjusted Contract Drilling Revenues	$2,884	$748	$2,136	$721	$1,415	$748	$667

Net loss	$(954)	$(104)	$(850)	$(220)	$(630)	$(165)	$(465)
Interest expense, net of interest income	594	(13)	607	220	387	157	230
Income tax expense (benefit)	13	21	(8)	(43)	35	(16)	51
Depreciation and amortization	744	184	560	192	368	186	182
Contract intangible asset amortization	52	7	45	8	37	19	18
EBITDA	449	95	354	157	197	181	16

Loss on impairment of assets	57	(1)	58	5	53	53	—
Loss on disposal of assets, net	169	—	169	—	169	—	169
Loss on impairment of investment in unconsolidated affiliate	5	5	—	—	—	—	—
Loss on conversion of debt to equity	27	24	3	—	3	3	—
(Gain) loss on retirement of debt	31	(1)	32	—	32	—	32
Adjusted EBITDA	$738	$122	$616	$162	$454	$237	$217

Loss margin	(33.7)%	(14.0)%	(40.7)%	(30.9)%	(45.7)%	(22.6)%	(71.6)%
EBITDA margin	15.6%	12.7%	16.6%	21.8%	13.9%	24.2%	2.4%
Adjusted EBITDA margin	25.6%	16.3%	28.9%	22.5%	32.1%	31.7%	32.5%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(in millions, except tax rates)

	Three months ended
	March 31,	December 31,	March 31,
	2024	2023	2023

Loss before income taxes	$(93)	$(83)	$(414)
Loss on impairment of assets	—	(1)	—
Loss on disposal of assets, net	—	—	169
Loss on impairment of investment in unconsolidated affiliate	1	5	—
Loss on conversion of debt to equity	—	24	—
(Gain) loss on retirement of debt	—	(1)	32
Adjusted loss before income taxes	$(92)	$(56)	$(213)

Income tax expense (benefit)	$(191)	$21	$51
Loss on impairment of assets	—	—	—
Loss on disposal of assets, net	—	—	—
Loss on impairment of investment in unconsolidated affiliate	—	—	—
Loss on conversion of debt to equity	—	—	—
(Gain) loss on retirement of debt	—	—	—
Changes in estimates (1)	121	(3)	11
Adjusted income tax expense (benefit)	$(70)	$18	$62

Effective Tax Rate (2)	206.0%	(25.0)%	(12.3)%

Effective Tax Rate, excluding discrete items (3)	76.9%	(30.0)%	(29.0)%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities, or become aware of changes in laws and other events that have an effect on our (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) Our effective tax rate is calculated as income tax expense or benefit divided by income or loss before income taxes.

(3) Our effective tax rate, excluding discrete items, is calculated as income tax expense or benefit, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income or loss before income taxes, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.